Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 11, 2022, with respect to the consolidated balance sheets of Groundfloor Finance, Inc. and Subsidiaries as of December 31, 2021 and 2020 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, which appears in the accompanying Form 1-K of Groundfloor Finance, Inc and Subsidiaries.

Atlanta, Georgia
March 25, 2022